EXHIBIT INDEX

Exhibit A: Attachment to item 77o:
           Transactions effected pursuant to Rule 10f-3
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Exhibit A:
THE BEAR STEARNS FUNDS
10f-3 Transactions

HIGH YIELD TOTAL RETURN PORTFOLIO:
Argosy Gaming, 144A 10.75% 06/01/09
Boyd Gaming Corp. 9.25% 08/01/09